Exhibit 21
Subsidiaries of Registrant

Date and % of Voting
Shares, Partnership
Interests, Voting Trust
	Year &	Certificates, Capital
Name & Address	State Inc.	Contributions	Description of Activity
Home Federal Savings Bank	1934	6/29/94	Federally Chartered
1016 Civic Center Drive NW	Federal	HMN owns 100% of voting shares	Stock Savings Bank
Rochester, MN 55901	Charter

Osterud Insurance Agency, Inc.	1983	12/1983	Investment products
DBA Home Federal Investment Svcs.	MN	Bank owns 100%	and financial planning
1016 Civic Center Drive NW
Rochester, MN 55901

Security Finance Corporation	1929	12/29/95	Corporation invests in
1016 Civic Center Drive NW	MN	HMN owns 100% of voting shares	Securities, loans and
Rochester, MN 55901			real estate